UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2020
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WOLVERINE WORLD WIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-06024	38-1185150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9341 Courtland Drive N.E.	,	Rockford	,	Michigan	49351
(Address of principal executive offices)					(Zip Code)

Registrant’s telephone number, including area code: (616) 866-5500
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $1 Par Value	WWW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced in a Current Report on Form 8-K filed on August 11, 2020, Wolverine World Wide, Inc. (the “Company”) appointed Brendan L. Hoffman as the Company’s President, effective on or about September 8, 2020. The Company expects that Mr. Hoffman will transition over a period of time to become the next Chief Executive Officer of the Company.

On August 11, 2020, the Board of Directors of the Company (the “Board”) approved an increase in the size of the Board from ten to eleven members and appointed Mr. Hoffman to the Board, effective as of the first day of his employment term. Mr. Hoffman will not be appointed to any committees of the Board of Directors. Mr. Hoffman has extensive industry and management experience in retail and fashion, expertise in footwear and apparel, retail, international business and finance, as well as extensive experience with public company governance and related matters.

Mr. Hoffman, 51, most recently served as the Chief Executive Officer of Vince Holding Corp., a public company, beginning in October 2015. Prior to joining Vince, Mr. Hoffman served as the Chief Executive Officer and President of Bon-Ton Stores Inc. from February 2012 to August 2014. Previously he was the Chief Executive Officer and President of Lord & Taylor L.L.C. for more than three years and, before that, he served six years as President and Chief Executive Officer of Neiman Marcus Direct, a subsidiary of The Neiman Marcus Group Inc., where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com. During the past 5 years, he has served on the boards of directors of Vince Holding Corp. and Pier 1 Imports.

On August 7, 2020, the Company entered into an Employment Agreement with Mr. Hoffman to serve, initially, as the Company’s President (the “Employment Agreement”). His term of employment will commence on or about September 8, 2020 (the “Effective Time”), and automatically renew on each anniversary of the Effective Time unless either party elects not to renew the term no later than sixty days before the then-current term ends. He will receive a base salary of $900,000 per year, participate in the Company’s Executive Short-Term Incentive Plan and is expected to participate in the Company’s Executive Long-Term Incentive Plan. The terms of these plans are described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 26, 2020 (the “Proxy Statement”). He will also receive a one-time signing bonus of $300,000, subject to an obligation to return this bonus under the conditions described in the Employment Agreement, and the Company will recommend to the Compensation Committee of the Board that Mr. Hoffman be granted restricted stock units with a value at grant of $1 million.

Mr. Hoffman will be subject to a covenant not to compete with the Company during the term of his employment and for one year thereafter, as well as other restrictive covenants described in the Employment Agreement. If Mr. Hoffman’s employment is terminated by the Company without cause, or by Mr. Hoffman with good reason, he will receive severance equal to twelve months of his then-current base salary (18 months if he resigns because he has not been promoted to Chief Executive Officer by March 8, 2022), offset by the amount of salary and guaranteed compensation, if any, he is entitled to from another employer, and the other payments and benefits described in the Employment Agreement.

On August 7, 2020, the Company and Mr. Hoffman entered into an Executive Severance Agreement and an Indemnification Agreement, both in substantially the forms as the Company has entered into with other executives. The Executive Severance Agreement provides him with certain rights, including the right to receive payments in the event of a termination of employment following a change in control of the Company. The Indemnification Agreement requires the Company to indemnify and advance expenses to him to the fullest extent permitted by law with respect to any action, suit, proceeding, inquiry or investigation in which he is involved as a party or otherwise because he is or was a director, officer, employee, agent or fiduciary of the Company.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the complete text of the Employment Agreement, Executive Severance Agreement and Indemnification Agreement, respectively. A copy of the Employment Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2020. Copies of the Executive Severance Agreement and Indemnification Agreement are filed as exhibits to this Current Report.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits:

		10.1	Executive Severance Agreement between Brendan Hoffman and the Company, dated August 7, 2020.

		10.2	Indemnification Agreement between Brendan Hoffman and the Company, dated August 7, 2020.

		104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2020	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Michael D. Stornant
Michael D. Stornant
Senior Vice President, Chief Financial Officer and Treasurer

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